Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Robert Quartaro (954) 769-7342 quartaror@autonation.com

AutoNation Names Norman K. Jenkins to Board of Directors

FORT LAUDERDALE, Fla., (December 15, 2020) —AutoNation, Inc. (NYSE: AN), America’s largest and most recognized automotive retailer, today announced that its Board of Directors appointed Norman Jenkins to the AutoNation Board, effective December 14, 2020. Mr. Jenkins will serve as an independent director.

“We are pleased to have Norman join the AutoNation Board,” said Mike Jackson, AutoNation’s Chairman and Chief Executive Officer. “We look forward to the experience and insight that he will bring to the Board.”

Mr. Jenkins is President and Chief Executive Officer of Capstone Development, a privately held firm he founded in 2009. Capstone develops and acquires commercial and multi-family real estate, with significant expertise in public-private partnerships and developing hospitality real estate that is generally affiliated with international lodging brands. At present, Capstone owns a diverse portfolio comprised of hotels, street level retail and multi-family housing.

Prior to launching Capstone, Mr. Jenkins was a senior executive and corporate officer of Marriott International Inc. Mr. Jenkins currently serves on the board of directors of Duke Realty and New Senior Investment Group, and he is a member of the Washington, DC Developer Roundtable. In addition, Mr. Jenkins is a former member of the Suburban Hospital Board of Trustees and the Howard University Board of Trustees.

Mr. Jenkins earned a BA in Accounting from Howard University, an MBA from George Washington University and is a certified public accountant.
About AutoNation, Inc.
AutoNation, America's largest and most recognized automotive retailer, is transforming the automotive industry through its bold leadership, innovation, and comprehensive brand extensions. As of September 30, 2020, AutoNation owned and operated over 325 locations from coast to coast. AutoNation has sold over 12 million vehicles, the first automotive retailer to reach this milestone. AutoNation's success is driven by a commitment to delivering a peerless experience through customer-focused sales and service processes. Launched in 2015, AutoNation’s Drive Pink initiative, which has raised over $25 million, is committed to drive out cancer, create awareness, and support critical research. AutoNation continues to be a proud supporter of the Breast Cancer Research Foundation and other cancer-related charities.

Please visit www.autonation.com, investors.autonation.com, www.twitter.com/CEOMikeJackson, and www.twitter.com/AutoNation, where AutoNation discloses additional information about the Company, its business, and its results of operations. Please also visit www.autonationdrive.com, AutoNation’s automotive blog, for information regarding the AutoNation community, the automotive industry, and current automotive news and trends.